 HOME EQUITY ASSET TRUST 2006-5

DERIVED INFORMATION  [6/06/06]

[$823,225,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-5

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-130884.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Am Term >= 40Y Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 6/01/06 cutoff date.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	1,086
Total Outstanding Loan Balance	$252,464,335*	Min	Max
Average Loan Current Balance	$232,472	$49,984	$811,844
Weighted Average Original LTV	79.2%
Weighted Average Coupon	7.82%	5.50%	11.75%
Arm Weighted Average Coupon	7.80%
Fixed Weighted Average Coupon	8.00%
Weighted Average Margin	6.17%	3.49%	9.05%
Weighted Average FICO (Non-Zero)	635
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	88.8%
% Fixed	11.2%
% of Loans with Mortgage Insurance	0.0%

*

Loans with amortizations terms >=40 will be approximately [$260,000,000] of the total [$850,000,000,100] in collateral

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	205,282	0.1	5.50	74.9	597
5.51 - 6.00	8	2,632,192	1.0	5.86	66.6	641
6.01 - 6.50	35	10,233,112	4.1	6.35	75.7	648
6.51 - 7.00	126	33,666,126	13.3	6.86	76.5	657
7.01 - 7.50	208	47,908,748	19.0	7.31	77.7	647
7.51 - 8.00	304	70,440,389	27.9	7.79	78.7	637
8.01 - 8.50	190	39,973,295	15.8	8.28	80.7	618
8.51 - 9.00	121	27,263,831	10.8	8.78	82.1	617
9.01 - 9.50	52	11,988,488	4.7	9.25	84.3	611
9.51 - 10.00	26	5,468,041	2.2	9.78	85.4	620
10.01 - 10.50	8	1,700,641	0.7	10.26	89.7	621
10.51 - 11.00	5	808,162	0.3	10.70	85.4	567
11.01 - 11.50	1	74,076	0.0	11.33	95.0	559
11.51 - 11.75	1	101,952	0.0	11.75	65.8	507
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
502 - 525	6	1,154,389	0.5	8.67	66.1	512
526 - 550	32	7,174,143	2.8	8.82	75.7	541
551 - 575	55	12,080,903	4.8	8.38	78.3	564
576 - 600	189	37,795,406	15.0	8.13	77.7	589
601 - 625	290	63,082,841	25.0	7.83	80.5	613
626 - 650	202	48,264,555	19.1	7.65	79.5	639
651 - 675	141	36,046,293	14.3	7.66	78.9	662
676 - 700	81	23,363,352	9.3	7.59	79.8	688
701 - 725	40	9,519,362	3.8	7.52	79.5	713
726 - 750	31	8,517,586	3.4	7.53	78.5	737
751 - 775	14	3,944,201	1.6	7.41	79.2	765
776 - 800	2	447,858	0.2	7.62	77.1	785
801 - 810	3	1,073,448	0.4	7.70	79.1	807
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
49,983 - 50,000	1	49,984	0.0	6.38	32.5	628
50,001 - 100,000	113	9,245,596	3.7	8.26	82.0	620
100,001 - 150,000	240	30,154,719	11.9	7.96	78.0	623
150,001 - 200,000	205	35,814,181	14.2	7.90	78.6	623
200,001 - 250,000	133	29,875,776	11.8	7.69	78.2	636
250,001 - 300,000	121	33,269,751	13.2	7.76	79.9	637
300,001 - 350,000	83	26,906,180	10.7	7.82	78.7	639
350,001 - 400,000	59	21,978,832	8.7	7.75	79.7	641
400,001 - 450,000	47	19,913,128	7.9	7.75	78.3	637
450,001 - 500,000	36	17,233,798	6.8	7.87	79.2	654
500,001 - 550,000	24	12,606,482	5.0	7.76	81.0	634
550,001 - 600,000	7	3,971,480	1.6	7.97	83.5	664
600,001 - 650,000	9	5,596,353	2.2	7.37	81.7	655
650,001 - 700,000	4	2,711,994	1.1	8.00	80.3	627
700,001 - 750,000	1	729,072	0.3	6.95	75.0	658
750,001 - 800,000	2	1,595,164	0.6	8.08	78.5	601
800,001 - 811,844	1	811,844	0.3	7.53	75.0	693
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
26.67 - 50.00	19	3,170,776	1.3	7.37	42.5	612
50.01 - 55.00	7	1,195,662	0.5	7.87	52.7	564
55.01 - 60.00	14	3,688,379	1.5	7.52	58.1	618
60.01 - 65.00	20	4,578,943	1.8	7.35	63.1	629
65.01 - 70.00	45	11,958,674	4.7	7.71	68.7	606
70.01 - 75.00	183	43,890,301	17.4	7.40	74.5	640
75.01 - 80.00	580	130,763,963	51.8	7.74	79.9	642
80.01 - 85.00	66	17,903,736	7.1	8.32	84.6	614
85.01 - 90.00	102	26,239,548	10.4	8.50	89.7	624
90.01 - 95.00	27	5,869,349	2.3	8.67	94.8	638
95.01 - 100.00	23	3,205,003	1.3	8.82	100.0	630
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	172	34,853,987	13.8	8.26	79.2	633
0.50	1	125,578	0.0	8.25	80.0	652
1.00	47	13,557,793	5.4	8.17	80.7	649
2.00	526	131,911,871	52.2	7.81	79.2	632
3.00	340	72,015,106	28.5	7.56	78.7	639
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	691	145,349,064	57.6	7.63	79.2	622
Reduced	195	49,657,553	19.7	8.07	80.0	661
Stated Income / Stated Assets	200	57,457,718	22.8	8.09	78.4	646
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,047	243,568,149	96.5	7.80	79.0	634
Investor	39	8,896,186	3.5	8.53	82.2	670
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	289	103,441,171	41.0	7.66	78.2	644
Florida	122	25,535,553	10.1	8.01	80.4	627
Arizona	67	13,744,938	5.4	7.87	77.5	615
Nevada	57	13,403,456	5.3	7.74	77.9	636
Washington	52	10,971,866	4.3	7.56	80.5	643
Oregon	41	8,879,076	3.5	7.74	78.9	641
Colorado	48	8,799,761	3.5	7.58	78.2	623
Ohio	59	7,341,099	2.9	8.31	84.6	627
Illinois	36	7,027,002	2.8	8.02	77.8	631
Maryland	25	6,501,607	2.6	8.19	80.0	620
Georgia	33	5,365,765	2.1	7.78	78.7	622
Virginia	20	4,833,026	1.9	7.86	78.3	649
Michigan	35	4,828,295	1.9	8.15	82.3	615
New Jersey	17	3,888,231	1.5	8.02	77.2	637
Minnesota	18	3,388,656	1.3	8.16	82.8	628
Other	167	24,514,833	9.7	8.12	81.2	624
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	560	124,551,901	49.3	7.76	79.9	650
Refinance - Rate Term	53	10,707,877	4.2	7.71	76.9	629
Refinance - Cashout	473	117,204,557	46.4	7.90	78.6	619
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28 - Balloon 40/30	590	141,106,237	55.9	7.92	79.6	632
Arm 2/28 - Dual 40/30	93	28,662,655	11.4	7.77	78.5	632
Arm 3/27 - Balloon 40/30	30	6,180,107	2.4	7.27	78.5	639
Arm 3/27 - Balloon 45/30	200	46,005,691	18.2	7.56	77.4	653
Arm 5/25 - Balloon 40/30	4	681,797	0.3	7.56	70.0	639
Arm 5/25 - Balloon 45/30	4	1,677,119	0.7	7.11	77.5	634
Fixed Balloon 40/30	33	7,477,045	3.0	7.84	81.5	644
Fixed Balloon 45/30	132	20,673,684	8.2	8.05	81.1	617
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	854	195,256,921	77.3	7.79	78.9	634
PUD	106	28,134,380	11.1	7.80	80.3	626
Condo	77	15,452,128	6.1	8.02	80.5	648
2 Family	39	10,331,514	4.1	8.14	80.1	643
3-4 Family	10	3,289,393	1.3	8.14	76.4	668
Total:	1,086	252,464,335	100.0	7.82	79.2	635

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.49 - 4.00	6	1,692,051	0.8	6.51	71.9	696
4.01 - 4.50	11	2,829,669	1.3	7.28	68.9	671
4.51 - 5.00	48	11,194,182	5.0	7.51	77.2	639
5.01 - 5.50	168	43,427,170	19.4	7.65	78.1	640
5.51 - 6.00	173	45,649,642	20.4	7.65	78.2	636
6.01 - 6.50	133	31,328,517	14.0	7.50	78.3	637
6.51 - 7.00	259	63,786,018	28.4	8.01	80.3	635
7.01 - 7.50	74	13,826,525	6.2	8.25	80.0	632
7.51 - 8.00	34	7,098,257	3.2	8.54	81.7	621
8.01 - 8.50	11	2,265,837	1.0	9.21	86.3	588
8.51 - 9.00	3	741,741	0.3	9.75	86.7	590
9.01 - 9.05	1	473,996	0.2	9.05	80.0	603
Total:	921	224,313,606	100.0	7.80	78.9	636

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
16 - 18	7	3,037,437	1.4	6.93	77.8	676
19 - 21	350	84,599,987	37.7	7.84	79.2	627
22 - 24	326	82,131,469	36.6	7.99	79.6	634
31 - 33	30	7,513,410	3.3	7.24	79.1	637
34 - 36	200	44,672,387	19.9	7.57	77.2	653
37 >=	8	2,358,916	1.1	7.24	75.3	635
Total:	921	224,313,606	100.0	7.80	78.9	636

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.85 - 11.50	11	3,894,894	1.7	6.26	71.9	634
11.51 - 12.00	31	8,735,748	3.9	6.75	77.4	648
12.01 - 12.50	62	17,178,049	7.7	6.94	77.9	643
12.51 - 13.00	124	30,816,710	13.7	7.21	76.2	651
13.01 - 13.50	176	40,942,800	18.3	7.55	78.3	641
13.51 - 14.00	253	62,041,901	27.7	7.89	79.1	638
14.01 - 14.50	138	29,297,049	13.1	8.32	79.8	624
14.51 - 15.00	61	15,224,449	6.8	8.73	80.8	624
15.01 - 15.50	35	9,620,866	4.3	8.95	84.1	606
15.51 - 16.00	17	4,059,980	1.8	9.48	84.2	610
16.01 - 16.50	6	1,343,178	0.6	9.44	89.0	628
16.51 - 17.00	2	306,019	0.1	10.60	90.0	586
17.01 - 17.50	3	618,793	0.3	10.36	90.6	605
17.51 - 17.75	2	233,169	0.1	11.19	71.0	534
Total:	921	224,313,606	100.0	7.80	78.9	636

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	205,282	0.1	5.50	74.9	597
5.51 - 6.00	21	7,717,927	3.4	7.22	74.9	648
6.01 - 6.50	33	9,956,844	4.4	6.36	75.6	648
6.51 - 7.00	117	30,358,898	13.5	6.98	76.8	653
7.01 - 7.50	179	42,499,951	18.9	7.32	77.8	645
7.51 - 8.00	259	62,059,415	27.7	7.79	78.6	638
8.01 - 8.50	159	34,196,105	15.2	8.28	80.8	621
8.51 - 9.00	85	20,887,618	9.3	8.77	81.1	623
9.01 - 9.50	38	9,983,394	4.5	9.25	83.2	607
9.51 - 10.00	20	4,969,872	2.2	9.78	84.8	620
10.01 - 10.50	3	689,083	0.3	10.23	90.0	648
10.51 - 11.00	4	613,189	0.3	10.65	80.8	563
11.01 - 11.50	1	74,076	0.0	11.33	95.0	559
11.51 - 11.75	1	101,952	0.0	11.75	65.8	507
Total:	921	224,313,606	100.0	7.80	78.9	636

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1	159,724	0.1	7.40	80.0	660
1.50	14	4,093,807	1.8	7.67	78.8	617
2.00	163	42,985,305	19.2	7.82	77.7	629
3.00	743	177,074,771	78.9	7.80	79.2	638
Total:	921	224,313,606	100.0	7.80	78.9	636

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	895	214,979,636	95.8	7.81	78.8	636
1.50	15	4,299,089	1.9	7.57	78.6	616
2.00	11	5,034,882	2.2	7.57	82.6	658
Total:	921	224,313,606	100.0	7.80	78.9	636

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	1,086	252,464,335	100.0	7.82	79.2	635
Total:	1,086	252,464,335	100.0	7.82	79.2	635